EX‑34.1

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Report of Independent Registered Public Accounting Firm

GEMSA Loan Services, L.P.:

We have examined management's assessment, included in the accompanying Management's Assessment on Compliance with Regulation AB Criteria (Management's Assessment), that GEMSA Loan Services, L.P. (the Partnership) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for all asset-backed securities transactions for which GEMSA subserviced for the period from January 1, 2014 through December 31, 2014, that (i) were securitized, ( ii) are backed by the same asset type, (iii) were closed by asset-backed securities issuers on or after January 1, 2006, and (iv) were registered with and pursuant to the Securities Act of 1933 ( the Platform) as of and for the year ended December 31, 2014, except for 1122(d)(1)(iii), 1122(d)(3)(i)(a), (b), (c), (d), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d) (4) (vii), and 1122(d)(4)(xv), which the Partnership has determined are not applicable to the activities it performs with respect to the Platform. With respect to the applicable servicing criteria 1122(d)(2)(iii), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122 d)(4)(x)(c), and 1122(d)(4)(xii), the Partnership has determined that there were no activities performed during the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of the events that would require the Partnership to perform such activities. Appendix A to Management's Assessment identifies the individual asset -backed securities transactions and securities defined by management as constituting the Platform. Management is responsible for the Partnership's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Partnership's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Partnership's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Partnership processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Partnership during the period covered by this report. Our procedures were not designed to determine whether errors m ay have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Partnership during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Partnership's compliance with the servicing criteria.

As described in the accompanying Management's Assessment, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii)(a), (b), and (d), 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)( a) and (b), and  1122(4)(d)(4)(xi), the Partnership has engaged various vendors to perform the activities required by these servicing criteria. The Partnership has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Partnership has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation  17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Partnership has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors activities comply in all material respects with the servicing criteria applicable to each vendor. The Partnership is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Partnership's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that GESMA Loan Services, L.P. complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(vii)(a),(b), and (d), 1122(d)(4)(i), 1122(d)(4)(vi), 1122(d)(4)(x)(a) and (b), and 1122(4)(d)(4)(xi) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2014 is fairly stated, in all material respects.

Yours truly,

/s/KPMG LLP

Houston, Texas
January 30, 2015

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